Exhibit 99.1

    FEDERAL TRUST CORPORATION ANNOUNCES RECORD FIRST QUARTER EARNINGS 2005

    SANFORD, Fla., April 28 /PRNewswire-FirstCall/ -- James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation, announced today record earnings for the quarter ending March 31, 2005. Net earnings were $1,215,000, up 50% from the $810,000 in earnings for the first quarter of 2004. On a per share basis, first quarter earnings were $.15 per basic and diluted share, compared to $.12 per basic and diluted share for the first quarter of 2004. The earnings improvement for 2005 is attributable to the Company's continued growth in assets and the improvement in net interest income, together with a decrease in the provision for loan losses, while non- interest expenses were virtually unchanged.

    (Logo: http://www.newscom.com/cgi-bin/prnh/19990513/FDTRLOGO )
    At March 31, 2005, Federal Trust's total assets were $639 million, an increase of $156 million, or 32% from March 31, 2004. Stockholders' equity at the end of the first quarter of 2005 was $40 million, up 46% from the first quarter of 2004, due primarily to the public stock offering, which was completed in the third quarter of 2004. The book value per share was $5.04 at March 1, 2005, compared to $4.21 at the end of March 2004.

    President Suskiewich stated, "We are excited to report these record earnings, which is a strong start for 2005. These record earnings are the tangible evidence of the positive momentum, employee commitment and optimism that continues to grow within the Company. With our new Lake Mary and Port Orange branches in process, expenses under control and our continued strong asset growth, we believe the momentum generated will benefit our Company and our shareholders. Our brand of banking is taking hold in Central Florida."

    Federal Trust Corporation's common stock is traded on the American Stock Exchange under the symbol "FDT." At April 27, 2005, the closing price was $10.45 per share.

    Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $634 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company's Executive and Administrative Offices are located in Sanford, Florida.

    The following information is in thousands except per share data.

                                                       At Quarter End
                                           ----------------------------------
                                            March 31,     March 31,     %
                                              2005          2004      Change
                                           ----------    ----------   -------
    Total assets                           $  639,024    $  482,739        32%
    Investment securities                      47,448        34,082        39%
    Loans                                     547,522       413,868        32%
    Deposits                                  403,502       335,570        20%
    Shareholders' equity                       40,089        27,478        46%
    Book value per share                   $     5.04    $     4.21        20%

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                                                    Three Months Ended
                                           ----------------------------------
                                             March 31,    March 31,     %
                                               2005         2004      Change
                                           ----------    ----------   -------
    Interest income                        $    7,452    $    5,798        29%
    Interest expense                            3,662         2,393        53%
                Net interest income             3,790         3,405        11%
    Provision for loan losses                     180           550       -67%
    Non-interest income                           629           678        -7%
    Non-interest expenses                       2,354         2,346         0%
    Provision for income taxes                    670           377        78%
                Net earnings                    1,215           810        50%

    Earnings per share-basic               $      .15    $      .12        25%
    Earnings per share-fully diluted       $      .15    $      .12        25%
    Average common shares
                Outstanding - basic             7,951         6,529        22%
    Return on average assets                     0.79%         0.68%       16%
    Return on average equity                    12.23%        12.02%        2%
    Net interest margin                          2.60%         3.01%      -14%


    This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company's businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov .

    Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com .

    For more information, contact:     Marcia Zdanys,
                                       Corporate Secretary/Investor Relations
                                       (407) 323-1833

SOURCE  Federal Trust Corporation
    -0-                             04/28/2005
    /CONTACT: Marcia Zdanys, Corporate Secretary and Investor Relations, Federal Trust Corporation, +1-407-323-1833/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/19990513/FDTRLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.federaltrust.com /